Exhibit 23.1

RSM Richter Chamberland S.E.N.C.R.L./LLP
Comptables agréés
Chartered Accountants
2, Place Alexis Nihon
Montréal (Québec) H3Z 3C2
Téléphone / Telephone : 514-934-3400
Télécopieur / Facsimile : 514-934-3408
www.rsmrch.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement, Post-Effective Amendment No. 1 to Form S-1 of Pioneer Power Solutions, Inc. of our report dated March 8, 2010 relating to our audits of the consolidated financial statements of Pioneer Power Solutions, Inc. as of and for the years ended December 31, 2009 and 2008 appearing in this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

Signed RSM Richter Chamberland LLP

Chartered Accountants

Montreal, Canada
June 1, 2010